AMENDMENT NO. 5 TO LOAN AGREEMENT

This Amendment No. 5 (the "Amendment") dated as of May 28, 2013, is between BANK OF AMERICA, N.A., a national banking association (the "Bank") and KEY TECHNOLOGY, INC., an Oregon corporation (the "Borrower").
RECITALS

A.    The Bank and the Borrower entered into a certain Loan Agreement dated as of December 10, 2008, as amended by Amendment No. dated February 16, 2009, Amendment No. 2 dated September 30, 2009, Amendment No. 3 dated April 26, 2011, and Amendment No. 4 dated February 12, 2013 (together with this Amendment, collectively, the "Agreement").

B.    The Bank and the Borrower desire to amend the Agreement and the Security Agreement dated December 10, 2008, as amended (the "Security Agreement").
AGREEMENT

1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.Amendments. The Agreement is hereby amended as follows:

2.1.Subsidiary Credit Allocation.
(a)    Bank will provide an allocation for a line of credit for the issuance of Bank guarantees, in the amount of up to Three Million Euros (€3,000,000), for KEY TECHNOLOGY B.V., a Netherlands corporation, a wholly owned subsidiary of Borrower ("Subsidiary Line").
(b)    The availability period for the Subsidiary Line is between the date of this Amendment and September 30, 2014.
(c)    The Subsidiary Line will be considered an obligation of the Borrower and is hereby included as a part of the Security Agreement executed by the Borrower on December 10, 2008, as amended. As such, any collateral provided in the Security Agreement to secure this Agreement will also constitute collateral for the Subsidiary Line and Borrower agrees to provide such additional documentation, if any, as Bank reasonably requests to perfect any liens on collateral.
2.2Security Agreement Amendment. Paragraph 2 of the Security Agreement is amended in its entirety as follows:
" 2. THE INDEBTEDNESS. The Collateral secures and will secure all Indebtedness of the Pledgor to the Bank. Each party obligated under any Indebtedness is referred to in this Agreement as a “Debtor.” "Indebtedness" means all debts, obligations or liabilities now or hereafter existing, absolute or contingent of the Debtor or any one or more of them to the Bank, whether voluntary or involuntary, whether due or not due, or whether incurred directly or indirectly or acquired by the Bank by assignment or otherwise. Indebtedness shall include, without limitation, all obligations of the Debtor arising under any Swap Contract. "Indebtedness" specifically includes the line of credit allocation for the issuance of Bank guarantees, in the amount of up to Three Million Euros (€3,000,000), for KEY TECHNOLOGY B.V., a Netherlands corporation, a wholly owned subsidiary of Pledgor payment and performance of which is guaranteed by Pledgor. “Swap Contract” means any interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, securities puts, calls, collars, options or forwards or any combination of, or option with respect to, these or similar transactions now or hereafter entered into between the Debtor and the Bank."

2.3Parent Guaranty. Borrower will provide Bank with a Continuing and Unconditional Guaranty for the Subsidiary Line.
2.4Mandatory Prepayment; Early Termination. Borrower as Guarantor of the Subsidiary Line understands and agrees that if any facilities under this Agreement are terminated for any reason, including, (a) at the request of Borrower, (b) resulting from failure by the Bank to renew such facility, and/or (c) as otherwise provided under the this Agreement, the Subsidiary Line shall automatically terminate.
2.5Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) if the Borrower is a business entity or a trust, this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers.
3.Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

3.1If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

3.2Payment by the Borrower of all costs, expenses and attorneys' fees incurred by the Bank in connection with this Amendment.

3.3Continuing and Unconditional Guaranty executed by Borrower.

4.Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement, including but not limited to the Dispute Resolution Provision, shall remain in full force and effect.

5.Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

This Amendment is executed as of the date stated at the beginning of this Amendment.

BANK: BANK OF AMERICA, N.A., a national banking association By: /s/ Christopher A. Swindell Christopher A. Swindell, Sr. Vice President	BORROWER: KEY TECHNOLOGY, INC., an Oregon corporation By: /s/ John J. Ehren President